Exhibit 3.1

Execution Version

AMENDMENT NO. 1 TO THE
FIRST AMENDED AND RESTATED
OPERATING AGREEMENT OF
NISKA GAS STORAGE PARTNERS LLC

This Amendment No. 1 (this “Amendment”) to the First Amended and Restated Operating Agreement (the “Operating Agreement”) of Niska Gas Storage Partners LLC, a Delaware limited liability company (the “Company”), is entered into effective as of April 2, 2013, by Niska Gas Storage Management LLC, a Delaware limited liability company, as the managing member of the Company (the “Manager”).  Capitalized terms used but not defined herein have the meaning given such terms in the Operating Agreement.

WHEREAS, the Manager and the Members of the Company have entered into that certain First Amended and Restated Operating Agreement of the Company dated as of May 17, 2010;

WHEREAS, Section 13.1(d)(i) of the Operating Agreement provides that the Manager may amend any provision of the Operating Agreement without the approval of any Member to reflect a change that, in the discretion of the Manager, does not adversely affect the Non-Managing Members (including any particular class of Membership Interests as compared to other classes of Membership Interests) in any material respect;

WHEREAS, the Manager and the Board of Directors, as delegee of the management powers of the Manager, have determined that this Amendment does not adversely affect the Non-Managing Members (including any particular class of Membership Interests as compared to other classes of Membership Interests) in any material respect other than the Subordinated Units and Incentive Distribution Rights, the holder of which has approved this Amendment.

NOW THEREFORE, the Manager does hereby amend the Operating Agreement as follows:

Section 1.                                           Amendment.  The Operating Agreement is hereby amended as follows:

1.                                      Section 4.5(d) is hereby amended and restated in its entirety as follows:

Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) with respect to any class or series of Non-Managing Member Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Non-Managing Member and (vi) provisions of applicable law including the Securities Act, Non-Managing Member Interests shall be freely transferable.

2.                                      Section 5.8 is hereby amended and restated in its entirety as follows:

1

Except as provided in this Section 5.8 and in Section 5.2 or as otherwise provided in a separate agreement by the Company, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Membership Interest, whether unissued or hereafter created. The Manager shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Membership Interests from the Company whenever, and on the same terms that, the Company issues Membership Interests to Persons other than the Manager and its Affiliates, to the extent necessary to maintain the Percentage Interests of the Manager and its Affiliates equal to that which existed immediately prior to the issuance of such Membership Interests.

3.                                      Section 7.13 is hereby amended and restated in its entirety as follows:

The Manager may cause the Company to purchase or otherwise acquire Membership Interests; provided that, except as permitted pursuant to Section 4.9 or with approval of the Conflicts Committee, the Manager may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Membership Interests are held by any Group Member, such Membership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The Manager or any Affiliate of the Manager may also purchase or otherwise acquire and sell or otherwise dispose of Membership Interests for its own account, subject to the provisions of Articles IV and X.

Section 2.                                           Ratification of Operating Agreement.  Except as expressly modified and amended herein, all of the terms and conditions of the Operating Agreement shall remain in full force and effect.

Section 3.                                           Governing Law.  This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

[The Remainder of This Page is Intentionally Blank]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

MANAGER:

NISKA GAS STORAGE MANAGEMENT LLC

By:	/s/ Jason Dubchak
Name:	Jason A. Dubchak
Title:	VP, General Counsel & Corporate Secretary

Signature Page to Amendment No. 1 to the

First Amended and Restated Operating Agreement of

Niska Gas Storage Partners LLC